Exhibit 99.1

Atara Biotherapeutics Announces First Quarter 2024 Financial Results and Operational Progress

Tab-cel® U.S. BLA on Track for Submission in Q2 2024

Initiation of ATA3219 Lupus Nephritis Study Expected in Q4 2024, with Initial Clinical Data Expected in H1 2025

Initiation of New ATA3219 Cohort Without Lymphodepletion in Severe Systemic Lupus Erythematosus Planned for Q4 2024, with Initial Clinical Data Expected in H2 2025

Enrolling ATA3219 Non-Hodgkin’s Lymphoma Study, with Initial Clinical Data Expected in Q4 2024

Cash Runway Into 2027 Enables Key Pipeline Readouts

THOUSAND OAKS, Calif.—May 9, 2024—Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today reported financial results for the first quarter 2024, recent business highlights, and key upcoming milestones for 2024.

"Our lead CAR T program, ATA3219, is advancing as a promising new therapeutic option for oncology and autoimmune diseases, where it is positioned to benefit from the unique characteristics of our proven allogeneic EBV T-cell platform,” said Pascal Touchon, President and Chief Executive Officer of Atara. “This is anticipated to provide multiple near-term clinical milestones for ATA3219, including initial non-Hodgkin’s lymphoma data expected in the fourth quarter 2024, and initial lupus nephritis data in the first half of 2025, with plans to expand into a new SLE cohort without lymphodepletion. In addition, our partnership with Pierre Fabre continues to generate value, as we received our first milestone payment related to tab-cel regulatory progress in the U.S. in April, with the potential for additional near-term payments related to the BLA acceptance and approval.”

Tabelecleucel (tab-cel® or EbvalloTM) for Post-Transplant Lymphoproliferative Disease (PTLD)

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Atara plans to submit a Biologics License Application (BLA) in Q2 2024 for tab-cel indicated as monotherapy for treatment of adult and pediatric patients two years of age and older with Epstein-Barr virus positive post-transplant lymphoproliferative disease (EBV+ PTLD) who have received at least one prior therapy. For solid organ transplant patients, prior therapy includes chemotherapy unless chemotherapy is inappropriate
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The data package for the filing includes pivotal and supportive data covering more than 430 patients treated with tab-cel across multiple life-threatening diseases
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The BLA will include the latest pivotal ALLELE study data-cut that demonstrated a statistically significant 48.8% Objective Response Rate (ORR) (p<0.0001) and favorable safety profile consistent with previous analyses
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Ebvallo received regulatory approval from Swissmedic, the regulatory authority in Switzerland, further expanding its potential in Europe
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Atara continues to advance the Pierre Fabre Laboratories expanded global partnership, which included approximately $27 million in cash upfront at the closing of the deal and the potential to receive up to $640 million in additional payments and significant double-digit tiered royalties on net sales, including up to $100 million in potential regulatory milestones through BLA approval

ATA3219: CD19 Program in Lupus Nephritis (LN)

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Atara expects to initiate a Phase 1 study of ATA3219 as a monotherapy for the treatment of systemic lupus erythematosus (SLE) with kidney involvement (lupus nephritis [LN]) in Q4 2024 with initial clinical data anticipated in H1 2025
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The Phase 1 open-label, dose-escalation study is designed to evaluate safety, preliminary efficacy, pharmacokinetics, and biomarkers of a single dose of ATA3219 administered to LN subjects refractory to one or more lines of treatment. Subjects will receive lymphodepletion treatment followed by ATA3219 at a dose of 40, 80, or 160 x 106 CAR+ T cells. Each dose level is designed to enroll 3-6 patients
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Atara is positioned to potentially expand ATA3219 Phase 1 study into additional autoimmune indications via the same Investigational New Drug (IND) application previously cleared for the LN study
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Preclinical data supporting the potential of ATA3219 in SLE will be presented in poster presentation at the International Society for Cell & Gene Therapy meeting, which is being held May 29-June 1, 2024. The data demonstrate that ATA3219 CAR T cells led to complete CD19-specific B-cell depletion against SLE or multiple sclerosis patient peripheral blood mononuclear cells
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Additional preclinical data also presented in the poster show that ATA3219 CAR T cells, which use the next-generation 1XX costimulatory domain, release lower levels of pro-inflammatory cytokines while maintaining cytotoxic function as potent as observed with autologous CAR T controls in response to stimulation with CD19+ target cells. Mitigating inflammatory cytokine release that is typically seen with standard CD19 CAR T signaling may lead to reduced toxicity and better tolerability if confirmed in clinical trials

ATA3219: CD19 Program in Severe Systemic Lupus Erythematosus (SLE) Without Lymphodepletion

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Atara plans to expand the Phase 1 LN study of ATA3219 and add a new cohort in severe SLE without lymphodepletion (LD) in Q4 2024 with initial clinical data anticipated in H2 2025
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The elimination of LD is designed to further simplify the treatment regimen and to potentially provide a differentiated safety profile to patients without comprising efficacy which may improve patient access
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There is compelling clinical and scientific rationale supporting the potential to eliminate the need for LD based on the EBV T-cell backbone and unique features of ATA3219, including: 1) low alloreactivity risk and favorable safety in over 600 patients treated without LD, due to T-cell receptor EBV specificity and partial human leukocyte antigen matching; 2) expansion and persistence data without LD correlating to efficacy in patients treated with tab-cel; and 3) the inclusion of clinically validated features into ATA3219 such as the 1XX costimulatory domain and memory phenotype that increase potency and persistence

ATA3219: CD19 Program in Non-Hodgkin’s Lymphoma (NHL)

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Atara initiated enrollment of a multi-center, Phase 1 open-label, dose-escalation clinical trial of ATA3219 in NHL, including large B-cell lymphomas, follicular lymphoma, and mantle cell lymphoma, with initial clinical data anticipated in Q4 2024
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Study designed to evaluate safety, preliminary efficacy, pharmacokinetics, and biomarkers. Subjects will receive LD treatment followed by ATA3219 at a dose of 40, 80, 240, or 480 x 106 CAR+ T cells. Each dose level is designed to enroll 3-6 patients
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Previously presented preclinical data demonstrated superior in vivo persistence and CD19-specific anti-tumor efficacy compared to an autologous CD19 CAR T benchmark with no observed toxicity or alloreactivity

ATA3431: CD19/CD20 Program for B-Cell Malignancies

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Preclinical data presented at ASH 2023 demonstrated early evidence of potent antitumor activity, long-term persistence, and superior tumor growth inhibition compared to an autologous CD19/CD20 CAR T benchmark
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Dual CD19 and CD20 targeting designed to address CD19 escape and tumor variability and may provide additional efficacy in lymphoma
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Atara is progressing toward an IND submission in H2 2025

First Quarter 2024 Financial Results

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Cash, cash equivalents and short-term investments as of March 31, 2024 totaled $46.2 million, as compared to $51.7 million as of December 31, 2023

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Q1 2024 accounts receivable totaled $35.8 million and include a $20 million milestone payment related to the positive tab-cel pre-BLA meeting and approximately $12 million for the reimbursement of tab-cel global development costs from Pierre Fabre. The $20 million milestone payment was received in April 2024 and the approximate $12 million payment is expected to be received in May 2024
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Together, cash, cash equivalents, short-term investments, and accounts receivable as of March 31, 2024 totaled $82.1 million
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Net cash used in operating activities was $29.6 million for the first quarter 2024, as compared to $38.4 million in the same period in 2023
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Q1 2024 net cash used in operating activities included 2023 annual employee bonus payments and cash disbursements related to the November 2023 and January 2024 reductions in force of approximately $13 million in aggregate
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Total revenues were $27.4 million for the first quarter 2024, as compared to $1.2 million for the same period in 2023. Total revenues increased by $26.2 million year over year, primarily due to revenue recognized as a result of additional obligations for the expanded partnership with Pierre Fabre and accelerated recognition of existing deferred revenue due to the planned transition of substantially all activities relating to tab-cel at the time of BLA approval and transfer to Pierre Fabre
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Total costs and operating expenses include non-cash stock-based compensation, depreciation and amortization expenses of $9.8 million for the first quarter 2024, as compared to $13.0 million for the same period in 2023
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Total costs and operating expenses include restructuring expense of $4.8 million for the first quarter 2024 related to the reduction in force Atara announced in January 2024, and which reduced its headcount at that time by approximately 25% to 170 employees
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Research and development expenses were $45.5 million for the first quarter 2024, as compared to $62.2 million for the same period in 2023
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Research and development expenses include $4.7 million of non-cash stock-based compensation expenses for the first quarter 2024, as compared to $6.8 million for the same period in 2023
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General and administrative expenses were $11.1 million for the first quarter 2024, as compared to $13.9 million for the same period in 2023
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General and administrative expenses include $3.7 million of non-cash stock-based compensation expenses for the first quarter 2024, as compared to $5.0 million for the same period in 2023
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Atara reported net losses of $31.8 million, or $0.23 per share, for the first quarter 2024, as compared to $74.8 million, or $0.72 per share, for the same period in 2023

2024 Outlook and Cash Runway

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Atara expects full year 2024 operating expenses to decrease by approximately 35% from 2023
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The large majority of the year-over-year operating expense reduction is expected to begin in Q2 2024 and continue for the remainder of the year
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Atara expects that cash, cash equivalents, short-term investments, and accounts receivable as of March 31, 2024, plus the items noted below, in total will enable funding of planned operations into 2027:
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anticipated payments of $20 million and $60 million from Pierre Fabre contingent upon the successful acceptance and approval of the tab-cel BLA, respectively;
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anticipated purchases of tab-cel inventory through the manufacturing transfer date by Pierre Fabre;
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anticipated reimbursement for tab-cel global development costs through the BLA transfer by Pierre Fabre;
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operating efficiencies resulting from completed workforce reductions;
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the planned transition of substantially all activities relating to tab-cel at the time of the BLA transfer to Pierre Fabre potentially as early as Q1 2025, which will further reduce quarterly operating expenses; and
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anticipated royalties from sales of tab-cel by Pierre Fabre in the U.S. post BLA approval

About ATA3219

ATA3219 combines the natural biology of unedited T cells with the benefits of an allogeneic therapy. It consists of allogeneic Epstein-Barr virus (EBV)-sensitized T cells that express a CD19 CAR construct for the treatment of CD19+ relapsed or refractory B-cell malignancies, including B-cell non-Hodgkin’s lymphoma and B-cell mediated autoimmune diseases including systemic lupus erythematosus (SLE) with kidney involvement (lupus nephritis [LN]). ATA3219 has been optimized to offer a potential best-in-class profile, featuring off-the-shelf availability. It incorporates multiple clinically validated technologies including a modified CD3ζ signaling domain (1XX) that optimizes expansion and mitigates exhaustion, enrichment during manufacturing for a less differentiated phenotype for robust expansion and persistence and retains the endogenous T-cell receptor without gene editing as a key survival signal for T cells contributing to persistence.

About ATA3431

ATA3431 is an allogeneic, bispecific CAR directed against CD20 and CD19, built on Atara’s EBV T-cell platform. The design consists of a tandem CD20-CD19 design, with binders oriented to optimize potency. Dual targets address the limitations of single antigen loss and tumor variability. ATA3431 features a novel 1XX costimulatory domain, memory phenotype, and retained, unedited T-cell receptor. Preclinical data have demonstrated early evidence of antitumor activity, long-term persistence, and superior tumor growth inhibition compared to an autologous CD19/CD20 CAR T benchmark.

Next-Generation Allogeneic CAR T Approach

Atara is focused on applying Epstein-Barr virus (EBV) T-cell biology, featuring experience in over 600 patients treated with allogeneic EBV T cells, and novel chimeric antigen receptor (CAR) technologies to meet the current limitations of autologous and allogeneic CAR therapies head-on by advancing a potential best-in-class CAR T pipeline in oncology and autoimmune disease. Unlike gene-edited approaches aimed at inactivating T-cell receptor (TCR) function to reduce the risk for graft-vs-host disease, Atara’s allogeneic platform maintains expression of the native EBV TCR that promote in vivo functional persistence while also demonstrating inherently low alloreactivity due to their recognition of defined viral antigens and partial human leukocyte antigen (HLA) matching. A molecular toolkit of clinically-validated technologies—including the 1XX costimulatory domain designed for better cell fitness and less exhaustion while maintaining stemness—offers a differentiated approach to addressing significant unmet need with the next generation CAR T.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions that can be rapidly delivered to patients from inventory. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases, in addition to next-generation AlloCAR-Ts designed for best-in-class opportunities across a broad range of hematological malignancies and B-cell driven autoimmune diseases. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X and LinkedIn.

Forward-Looking Statements

This press release contains or may imply "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding: (1) the development, timing and progress of tab-cel®, including a potential BLA and potential indications, the potential characteristics and benefits of tab-cel®, and the progress and results of, and prospects for, the expanded global partnership with Pierre Fabre Laboratories involving tab-cel®, and the potential financial benefits to Atara as a result of the expanded global partnership with Pierre Fabre Laboratories, including the receipt, timing and amount of any payments thereunder; (2) the development, timing and progress of Atara’s AlloCAR-T programs (including ATA3219 and ATA3431), including the timing of the start of any clinical trials, the timing of submissions of regulatory applications, and the potential benefits, safety and efficacy of such product candidates or product candidates emerging from such programs; (3) Atara’s cash runway, the timing and receipt of potential milestone payments, and operating expenses, including Atara’s ability to fund its planned operations into 2027; and (4) Atara’s planned transition of substantially all activities relating to tab-cel at the time of the BLA transfer to Pierre Fabre and the timing thereof. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; the COVID-19 pandemic and the wars in Ukraine and the Middle East, which may significantly impact (i) our business, research, clinical development plans and operations, including our operations in Southern California and Denver and at our clinical trial sites, as well as the business or operations of our third-party manufacturer, contract research organizations or other third parties with whom we conduct business, (ii) our ability to access capital, and (iii) the value of our common stock; the sufficiency of Atara’s cash resources and need for additional capital; and other risks and uncertainties affecting Atara’s and its development programs, including those discussed in Atara’s filings with the Securities and Exchange Commission , including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Financials

Atara Biotherapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$35,087	$25,841
Short-term investments	11,152	25,884
Restricted cash	146	146
Accounts receivable	35,834	34,108
Inventories	16,084	9,706
Other current assets	8,131	6,184
Total current assets	106,434	101,869
Property and equipment, net	2,989	3,856
Operating lease assets	51,981	54,935
Other assets	3,868	4,844
Total assets	$165,272	$165,504

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,854	$3,684
Accrued compensation	5,707	11,519
Accrued research and development expenses	15,928	17,364
Deferred revenue	123,154	77,833
Other current liabilities	33,047	31,826
Total current liabilities	180,690	142,226
Deferred revenue - long-term	719	37,562
Operating lease liabilities - long-term	42,197	45,693
Liability related to the sale of future revenues - long-term	35,573	34,623
Other long-term liabilities	4,401	4,631
Total liabilities	$263,580	$264,735

Stockholders’ (deficit) equity:
Common stock	12	11
Additional paid-in capital	1,902,637	1,870,112
Accumulated other comprehensive loss	(55)	(204)
Accumulated deficit	(2,000,902)	(1,969,150)
Total stockholders’ (deficit) equity	(98,308)	(99,231)
Total liabilities and stockholders’ (deficit) equity	$165,272	$165,504

Atara Biotherapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Commercialization revenue	$27,357	$884
License and collaboration revenue	—	342
Total revenue	27,357	1,226
Costs and operating expenses:
Cost of commercialization revenue	1,985	216
Research and development expenses	45,506	62,156
General and administrative expenses	11,113	13,872
Total costs and operating expenses	58,604	76,244
Loss from operations	(31,247)	(75,018)
Interest and other income (expense), net	(481)	269
Loss before provision for income taxes	(31,728)	(74,749)
Provision for income taxes	24	22
Net loss	$(31,752)	$(74,771)
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities	149	830
Comprehensive loss	$(31,603)	$(73,941)

Basic and diluted net loss per common share	$(0.23)	$(0.72)

Basic and diluted weighted-average shares outstanding	140,587	103,969

Investor and Media Relations:
Jason Awe, Ph.D.
Senior Director, Corporate Communications & Investor Relations
(805) 217-2287
jawe@atarabio.com

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